Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we hereby consent to the incorporation in this Registration Statement on Form S-8, of our report dated February 16, 2016, of Trans-Pacific Aerospace Company, Inc. relating to the financial statements as of and for the years ended October 31, 2015 and 2014, and the reference to our firm under the caption “Experts” in the Registration Statement. Our report, dated February 16, 2016, contains an explanatory paragraph that states the Company has substantial doubt about the Company's ability to continue as a going concern.

/s/ TAAD, LLP

Walnut, California

February 16, 2016